                    RE CAPITAL CORPORATION AND SUBSIDIARIES

               EXHIBIT 11.0 -- COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   1994        1993       1992
                                                                  -------     ------     ------
PRIMARY

Average shares outstanding......................................    6,923      6,729      6,439

Weighted average shares of common stock
  equivalents associated with stock options, net................       36        105         94
                                                                  -------     ------     ------
Total...........................................................    6,959      6,834      6,533
                                                                  =======     ======     ======
Net Income......................................................  $ 7,907     $8,037     $2,309
                                                                  =======     ======     ======
Per share amount................................................  $  1.14     $ 1.18     $  .35
                                                                  =======     ======     ======

FULLY DILUTED
Average shares outstanding......................................    6,923      6,729      6,439

Weighted average shares of common stock
  equivalents associated with stock options, net................       36        105        159

Assumed conversion of convertible debentures and note...........    4,015      1,958        476
                                                                  -------     ------     ------
Total...........................................................   10,974      8,792      7,074
                                                                  =======     ======     ======
Net Income......................................................  $ 7,907     $8,037     $2,309

Add convertible debenture and note interest,
  net of Federal income tax effect..............................    2,505      1,304        528
                                                                  -------     ------     ------
Adjusted Net Income.............................................  $10,412     $9,341     $2,837
                                                                  =======     ======     ======
Per share amount................................................  $   .95     $ 1.06     $  .40
                                                                  =======     ======     ======

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